Great Western Bancorp, Inc.

Peter Chapman
Chief Financial Officer
Great Western Bancorp, Inc.
100 N. Phillips Avenue
Sioux Falls, SD 57104

July 31, 2015

National Australia Bank, New York Branch
Attn: Mark Frucht
245 Park Avenue, Floor 28
New York NY 10167

Re: Amended and Restated Credit Agreement dated October 17, 2014
Principal Amount: $10,000,000.00

Dear Mr. Frucht:

The purpose of this letter agreement ("Agreement") is to document the agreement between National Australia Bank, New York Branch ("NABNY") and Great Western Bancorp, Inc. ("GWBCI") with respect to the prepayment by GWBCI of the outstanding principal amount and interest due under that certain US $10,000,000 Amended and Restated Credit Agreement by and between NABNY and GWBCI and dated October 17, 2014 (the "Credit Agreement"). Capitalized terms not defined herein shall have the meanings as set forth in the Credit Agreement.

In accordance with Section 3.1 of the Credit Agreement, GWBCI hereby agrees to make payment as of the date hereof to NABNY in the amount of $5,507,772.65, which represents the total amount of outstanding principal and interest due and NABNY hereby agrees to accept such amount in full satisfaction of all amounts due under the Credit Agreement and the Note.

NABNY and GWBCI have reviewed the methodology used to arrive at the payoff balance of the Note and are satisfied that it is at arm's length. NABNY and GWBCI agree to work together to fully document the methodology and calculation to provide to tax and regulatory authorities, if requested.

NABNY and GWBCI each hereby agree to release the other party from any and all obligations, claims, causes of action and liability arising from or in connection with the Credit Agreement and promissory note and that the Credit Agreement (and the Commitment thereunder) and the Note shall be terminated, such agreements to be effective upon receipt by NABNY of the above amount.

Each party confirms their understanding of this Agreement of the above arrangements by signing and exchanging a copy of this Agreement. Signing may occur in counterparts. This Agreement may only be amended by the written consent of all parties.

This Agreement is governed by, and shall be construed in accordance with the laws of the State of New York.

NATIONAL AUSTRALIA BANK, NEW YORK BRANCH

By:____________________
Print Name: Mark Frucht
Title: Chief Financial Officer

GREAT WESTERN BANCORP, INC.

By____________________
Print Name: Peter Chapman
Title: Chief Financial Officer